                                                                    EXHIBIT 99.1


               [Letterhead of Advanced Energy Industries, Inc.]


                                                 For more information, contact:
              Richard Beck                       The Financial Relations Board
   Chief Financial Officer                        Catherine Roberts (investors)
Advanced Energy Industries                                       T:415/968-1591
            T:970/407-6204                           Betsy Truax (general info)
                                                                 T:208/233-8323
          Dr. Joseph Stach
   Chief Executive Officer
         RF Power Products
            T:609-627-6100


FOR IMMEDIATE RELEASE:
TUESDAY, JUNE 2, 1998


            ADVANCED ENERGY INDUSTRIES TO ACQUIRE RF POWER PRODUCTS
                             IN EXCHANGE OF STOCK

  Merger Will Add Approximately $34 Million to Advanced Energy's Revenue Base


FORT COLLINS, CO/VOORHEES, NJ - June 2, 1998 - Advanced Energy Industries, Inc. (Nasdaq:AEIS) today announced that it has agreed to acquire RF Power Products, Inc. (ASE:RFP) in an exchange of stock. RF Power Products shareholders will receive between 3,500,000 and 4,000,000 shares of common stock in Advanced Energy with an aggregate value of approximately $55.0 million depending upon the price of Advanced Energy stock at the time of closing, subject to specified adjustments. A definitive agreement has been approved by the board of directors of both companies. Consummation of the transaction is subject to approval by RF Power Products shareholders, antitrust clearances and certain other conditions. RF Power Products' fiscal 1997 revenues were $33.8 million.

The acquisition is expected to be accounted for as a pooling of interests. RF Power Products will operate as a wholly-owned subsidiary of Advanced Energy. RF Power


                                    -more-

Advanced Energy Industries, Inc.
Page Two


Products designs and manufactures radio frequency (RF) power systems, matching networks and peripheral products primarily for original equipment providers in semiconductor, commercial coating, flat panel display and analytical instrumentation markets.

Douglas S. Schatz, Advanced Energy's Chairman and Chief Executive Officer, said, "As an established provider of RF power systems, RF Power Products will boost Advanced Energy's presence in the RF market and bring us additional technological resources. Combined with our RF technology, this acquisition enables Advanced Energy to provide our global customers with a complete suite of RF power solutions, while expanding the technology base and service capabilities of both companies."

"This exciting union will offer significant benefits to customers by providing broad power and frequency ranges not currently available from any one source, including a vast array of RF power products. The combined technology is the best available in the market today. With this acquisition, our combined companies will be able to more broadly apply product development resources toward meeting future customer needs," Schatz said.

"Having been in business for many years, RF Power Products has established strong relationships with a number of global leaders including Applied Materials, Lam Research and Veeco. These relationships will further strengthen Advanced Energy's own ties with some of these same customers, as well as allow us to enter new customer relationships and industries, including food processing and instrumentation, which are new market sectors for us. We are excited by the tremendous people that RF Power Products has to complement the extremely talented employees of Advanced Energy," he said.

Schatz further stated that the acquisition of RF Power Products gives Advanced Energy access to a more available labor base than that available in the Fort Collins, Colorado area at the engineering and human resources levels. "RF
Power Products' location in New Jersey has one of the greatest concentrations of RF engineers in the country because of its proximity to the defense industry and major research companies. The ability to tap this labor base solves an issue we have experienced in the past due to our location," he said.

"We are also delighted that Messrs. Zafiropoulo and Starek, currently directors of RF Power Products, will join the board of Advanced Energy at the closing date," he added.

Through the acquisition of RF Power Products, Advanced Energy accelerates its global expansion in the RF market. In addition to its manufacturing headquarters, RF Power Products has sales and service offices in Santa Clara, California, Austin, Texas and the

                                    -more-

Advanced Energy Industries, Inc.
Page Three


United Kingdom, and technical representatives and distributors in Korea, Taiwan and Japan.

Dr. Joseph Stach, RF Power Products' President and Chief Executive Officer, stated, "RF Power Products' strengths lie in our RF technology and people base that include some of the country's leading RF engineers. These strengths together with Advanced Energy's technology, people and leading market position, will expand both companies presence in the power systems market. Together, we will be able to offer customers a complete line of power systems solutions, including the latest developments in RF technology."

The acquisition is expected to be completed in the third quarter of 1998. Closing of the acquisition is subject to numerous conditions and there is no assurance that it will be completed.

RF POWER PRODUCTS PROFILE
RF Power Products, Inc. designs and manufactures radio frequency power systems, matching networks and other peripheral products primarily for original equipment manufacturers in the semiconductor, flat panel display, thin film disc media and analytical instrument markets.

SAFE HARBOR STATEMENT
Except for any historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including approval of the acquisition by RFP shareholders, antitrust clearances and certain other conditions outlined in the news release accompanying this call, and other risks detailed from time-to-time in the company's Securities and Exchange Commission reports, including the company's Form 10-K and Form 10-Q. The Company continues to be susceptible to fluctuations in quarterly and annual revenues and operating results. The Company assumes no obligation to update the information in this release.

ADVANCED ENERGY PROFILE
Advanced Energy Industries, Inc. was founded in 1981 and is the leading manufacturer of power delivery systems that are critical in the manufacturing of semiconductors, data storage media, flat panel displays, and other products using thin-film technology. Within its comprehensive product portfolio of direct current (DC), low/mid-frequency and radio frequency (RF) solutions, the Company sells hundreds of different products critical in applications ranging from compact disks, digital video disks, flat panel displays, the most popular logic semiconductor devices, among many other applications. The Company's stock is traded on Nasdaq under the symbol AEIS.

                                      ###